Exhibit 99.1

For Immediate Release

Linda Zecher Elected to Hasbro's Board of Directors

Pawtucket, R.I., October 2, 2014 -- Hasbro, Inc. (NASDAQ: HAS), a global branded play leader, today announced the appointment of Linda Zecher as an independent director to its Board of Directors.  Zecher is currently President and Chief Executive Officer at global education leader, Houghton Mifflin Harcourt (HMH) (NASDAQ:HMHC), and also serves on HMH's Board of Directors. Her appointment is effective immediately.

"As content delivery platforms continue to evolve rapidly, managing content and maintaining strategic partnerships is more important than ever," said Hasbro Chairman Alfred J. Verrecchia. "Linda's knowledge, expertise and passion for content coupled with her extensive background in technology and operations management, especially in emerging markets, make her an excellent addition to our Board."

In her current role, Ms. Zecher is spearheading HMH's crucial transformation into a digitally-focused learning content and media company. Additionally, she completed a series of acquisitions and mergers to bolster its competitive position in the education technology and consumer education market and was responsible for the company's successful financial restructuring.

Prior to HMH, Ms. Zecher held a number of positions of increasing responsibility at Microsoft, ultimately culminating in her appointment as Corporate Vice President, Worldwide Public Sector. Prior to Microsoft, Ms. Zecher served as Chief Executive Officer of Evolve Corporation, a San Francisco-based, Nasdaq-listed software provider. Prior to Evolve Corporation, Ms. Zecher was Senior Vice President of Application Suites at Oracle Corporation.  Ms. Zecher began her career as a geophysicist at the semiconductor firm, Texas Instruments.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere.  The Company's Hasbro Studios is responsible for entertainment brand-driven storytelling around Hasbro brands across television, film, commercial productions and short-form.  Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2014 Hasbro, Inc. All Rights Reserved.

HAS-PR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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